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                                  FORM N-18F-1
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    ________________________________________
                      NOTIFICATION OF ELECTION PURSUANT TO
                                   Rule 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                    ________________________________________

                               PEARL MUTUAL FUNDS

                    ________________________________________


          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided, and to the extent required, by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits withdrawal of this Notification of Election.

                                   SIGNATURE

          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Muscatine and the state of Iowa on March 8, 2001.

                                         PEARL MUTUAL FUNDS



                                         By: /s/ David M. Stanley
                                             --------------------
                                             David M. Stanley
                                             President


     Attest: /s/ Janet R. Van Alsburg
             ------------------------
             Janet R. Van Alsburg
             Vice President